Exhibit 7.1

May 21, 2010

Securities and Exchange Commission
Washington D.C. 20549

Ladies and Gentlemen:

We have read Confederate Motors Inc.’s statements included under 4.02 of its form 8-K dated May 21, 2010, and we agree with such statements.

Regards,

/s/ Bartolomei Pucciarelli, LLC
Bartolomei Pucciarelli, LLC